UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 1, 2015

LIBERTY INTERACTIVE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in more detail below, on October 1, 2015, Liberty Interactive Corporation (“Liberty Interactive”) completed its previously announced acquisition of zulily, inc. (“zulily”) pursuant to an Agreement and Plan of Reorganization, dated as of August 16, 2015 (as it may be amended from time to time, the “Reorganization Agreement”), by and among Liberty Interactive, Mocha Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Liberty Interactive (“Purchaser”), Ziggy Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned merger subsidiary of Liberty Interactive (“Merger Sub 2”), and zulily.

As previously announced, upon the First Effective Time (as defined in the Reorganization Agreement), Mark Vadon, zulily’s co-founder, was appointed to the board of directors of Liberty Interactive (the “Board”). Following Mr. Vadon’s appointment, Liberty Interactive has a total of ten directors, divided among three classes, with Mr. Vadon serving as a Class III director with a term expiring at the annual meeting of stockholders in 2016. The Board has determined that Mr. Vadon qualifies as an independent director for purposes of the rules of The Nasdaq Stock Market as well as applicable rules and regulations adopted by the Securities and Exchange Commission. In addition, pursuant to the Reorganization Agreement, all outstanding equity awards relating to zulily Common Stock (as defined below), including those held by Mr. Vadon, were assumed by Liberty Interactive and converted into awards with respect to shares of QVCA Common Stock (as defined below) upon completion of the merger transactions (as defined below).

In addition, in connection with the consummation of the merger transactions, the Board appointed Michael George, a current member of the Board, to the Executive Committee of the Board.

Item 7.01. Regulation FD Disclosure.

On October 1, 2015, Liberty Interactive issued a press release announcing the consummation of the merger transactions and the completion of its acquisition of zulily. A copy of the press release is attached hereto as Exhibit 99.1.

This Item 7.01 of this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 are being furnished to the Securities and Exchange Commission under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose.

Item 8.01.  Other Events.

On October 1, 2015, Liberty Interactive completed the acquisition of zulily. At 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on September 30, 2015 (the “Expiration”), the offer to exchange (the “Offer”) previously commenced by Purchaser to acquire any and all shares of zulily’s issued and outstanding shares of Class A common stock, par value $0.0001 per share, and Class B common stock, par value $0.0001 per share (together, the “zulily Common Stock”), for consideration comprised of (i) $9.375 per share of zulily Common Stock, net to the seller in cash, and (ii) 0.3098 of a share of Liberty Interactive’s Series A QVC Group Common Stock, par value $0.01 per share (the “QVCA Common Stock”), plus cash in lieu of any fractional shares (together, the “Offer Consideration”), in each case, without interest, but subject to any applicable withholding of taxes, expired as scheduled and was not further extended. Purchaser was advised by the depositary for the Offer that as of the Expiration, a total of 38,767,541 shares of zulily Class A common stock and 55,871,136 shares of zulily Class B common stock were validly tendered into and not validly withdrawn from the Offer, representing more than a majority of the voting power of zulily’s Common Stock outstanding as of the Expiration. The zulily shares validly tendered and not validly withdrawn pursuant to the Offer satisfied the Minimum Tender Condition (as defined in the Prospectus/Offer to Exchange relating to the Offer). All conditions to the Offer having been satisfied or waived, Purchaser irrevocably accepted for payment all zulily shares validly tendered into and not validly withdrawn from the Offer.

Following the consummation of the Offer, on October 1, 2015, Liberty Interactive and Purchaser completed the acquisition of zulily pursuant to the terms of the Reorganization Agreement through the merger of Purchaser with and into zulily, with zulily surviving, followed by the merger of the surviving corporation with and into Merger Sub 2, with Merger Sub 2 surviving (such transactions, the “merger transactions”), following which Merger Sub 2 was renamed

“zulily, llc.” Each outstanding share of zulily Common Stock that Purchaser did not acquire in the Offer was automatically converted into the Offer Consideration.

Following the completion of the merger transactions, zulily is a wholly-owned subsidiary of Liberty Interactive and is attributed to Liberty Interactive’s QVC Group.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Name
99.1	Press Release, dated October 1, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2015

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Name
99.1	Press Release, dated October 1, 2015